Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

MGO Global, Inc.

We consent to the inclusion in the Form S-1 Registration Statement of MGO Global, Inc. (the “Company”) our report dated August 2, 2022, except for the effects of the restatement disclosed in Note 2, as to which the date is October 24, 2022, relating to our audits of the consolidated balance sheets as of December 31, 2021, and 2020, and related statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2021, and 2020.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ BF Borgers CPA PC

Certified Public Accountants

Lakewood, Colorado

November 18, 2022